SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                               RYKOFF-SEXTON, INC.
                                (Name of Issuer)

                     Common Stock, Par Value $.10 Per Share
                         (Title of Class of Securities)

                                                 783759103
                                 (CUSIP Number)

                    c/o Merrill Lynch Capital Partners, Inc.
                               225 Liberty Street
                          New York, New York 10080-6123
                           Attention: James V. Caruso
                            Telephone: (212) 236-7753
                     (Name, Address and Telephone Number of
                    Person Authorized to Receive Notices and
                                 Communications)

                                    Copy to:

                               Marcia L. Tu, Esq.
                            Merrill Lynch & Co., Inc.
                             World Financial Center
                                   North Tower
                          New York, New York 10281-1323
                            Telephone: (212) 449-8412

                                December 23, 1997
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [__].

CUSIP No. 783759103


(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH & CO., INC.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]       (a)
[__]       (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)   HC, CO

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
              MERRILL LYNCH GROUP, INC.

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)   HC, CO

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH MBP INC.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)  CO

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERCHANT BANKING L.P. NO. II


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 783759103


(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
               MERRILL LYNCH CAPITAL PARTNERS, INC.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only


(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)  CO

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  ML EMPLOYEES LBO MANAGERS, INC.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions) CO

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  ML EMPLOYEES LBO PARTNERSHIP NO. I, L.P.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)   PN

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH LBO PARTNERS NO. IV, L.P.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)   PN

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH CAPITAL APPRECIATION PARTNERSHIP NO. XIII, L.P.

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  ML OFFSHORE LBO PARTNERSHIP NO. XIII


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH LBO PARTNERS NO. B-IV, L.P.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                 MERRILL LYNCH CAPITAL APPRECIATION
                 PARTNERSHIP NO. B-XVIII, L.P.

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only


(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
              ML OFFSHORE LBO PARTNERSHIP NO. B-XVIII


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Cayman Islands


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)   HC, CO

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MLCP ASSOCIATES L.P. NO. II


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MLCP ASSOCIATES L.P. NO. IV


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)  PN

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  ML IBK POSITIONS, INC.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)  CO

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  KECALP INC.


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)   CO

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH KECALP L.P. 1987


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)   PN

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH KECALP L.P. 1991


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO

(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)   PN

CUSIP No. 783759103

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  MERRILL LYNCH KECALP L.P. 1994


(2)      Check the Appropriate Box if a Member of Group (See Instructions)

[__]        (a)
[__]        (b)


(3)      SEC Use Only

(4)      Sources of Funds (See Instructions)     OO


(5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e).

(6)      Citizenship or Place of Organization      Delaware


 Number of     (7)  Sole Voting Power            -0-
  Shares
Beneficially   (8)  Shared Voting Power          -0-
 Owned by
   Each        (9)  Sole Dispositive Power       -0-
 Reporting
  Person       (10) Shared Dispositive Power     -0-
    With

(11)     Aggregate Amount Beneficially Owned by Each Reporting Person     -0-

(12)     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)

(13)     Percent of Class Represented by Amount in Row (11)    -0-%

(14)     Type of Reporting Person (See Instructions)   PN

Item 1 of the Schedule 13D is hereby amended in its entirety to read as follows:

"Item 1. Security and Issuer.

                  This Amendment No. 2 to Schedule 13D relates to the common stock, par value $.10 per share (the "Issuer Common Stock"), of Rykoff-Sexton, Inc., a Delaware corporation (the "Issuer"), and is being filed on behalf of the Filing ML Entities to amend the Schedule 13D filed on May 28, 1996, as amended by Amendment No. 1 filed as of July 7, 1997 (such Schedule 13D as amended by Amendment No. 1 being referred to herein as the "Schedule 13D"). The address of the Issuer's principal executive offices is 1050 Warrenville Road, Lisle, Illinois 60523-5201. Unless otherwise indicated, all capitalized terms used but not defined herein shall have the respective meanings set forth in the Schedule 13D."

Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

"Item 5. Interest in Securities of the Issuer.

                  For each Filing ML Entity, the information contained in Items 7-11 and Item 13 on the applicable cover page hereto regarding such Filing ML Entity is hereby incorporated herein by reference.

                  The merger of the Issuer with and into Hudson, a wholly owned subsidiary of JPFI, was completed on December 23, 1997 (the "JPFI Merger"). Pursuant to the terms and conditions of the JPFI Merger Agreement, as amended, each outstanding share of Issuer Common Stock was converted into the right to receive 0.775 of a share of common stock, par value $.01 per share of JPFI ("JPFI Common Stock"). Holders of Issuer Common Stock received cash in lieu of fractional shares of JPFI Common Stock in the JPFI Merger."

Signature

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.


January 2, 1998                           MERRILL LYNCH CAPITAL PARTNERS, INC.



                                            By:    /s/ James V. Caruso
                                            Name:      James V. Caruso
                                            Title:     Vice President